EXHIBIT 99.1

Press Release	Source: Care Concepts I, Inc.

Care Concepts I, Inc. Executes Letter of Intent to Acquire Controlling Interest in Foster Sports, Inc.

Thursday April 8, 12:25 pm ET

POMPANO BEACH, Fla.--(BUSINESS WIRE)--April 8, 2004--Care Concepts I, Inc. (AMEX:IBD - News) today announced the execution of a Letter of Intent to acquire a controlling interest in Foster Sports, Inc., a sports oriented, multi-media company that produces sports radio talk shows, one of which features Carl, 'The Foss' Foster, as well as additional programming during the NFL and college football season. Care Concepts I will acquire 80% of the outstanding stock of Foster Sports from its shareholders pursuant to a stock purchase agreement. The terms were not disclosed.

Steve Markley, CEO of Care Concepts I, Inc. said, "The Foster Sports acquisition segues beautifully into our expansion program, which is designed to pair the marketing and management concepts of our subsidiary, iBid America, Inc. with like, quality companies in media and marketing. South Florida's acceptance of Foster Sports and its potential affiliation with a major sports media company were compelling factors in our decision to acquire an interest in Foster Sports, and we have already begun to plan exciting joint promotions to bolster revenue growth and shareholder interest."

Foster Sports until recently broadcasted The Morning Bullpen on Fox Sports Radio, which in the past two years consistently ranked number one or two for sports format programming according to the rating books in the South Florida market. The talk format features current news from the world of sports, commentaries and interactions from the show's three popular hosts, feature-driven segments and frequent guest appearances by well known sports and sports-business personalities. The show was also webcast live using the latest Internet streaming technology, broadening the audience worldwide. Foster Sports also circulates a web-based newsletter to approximately 1.5 million sports fans on a weekly basis.

Foster Sports President Carl Foster said, "We've had a working relationship with iBid as a sponsor for the past year and feel the synergy with our sales and marketing makes this a win-win association. Our future is bright, including plans to launch a sports radio network in South Florida. The iBid online auctions will offer a new revenue generator in conjunction with our radio sponsorships."

The closing of the acquisition is expected by April 30, 2004, and is subject to the satisfactory completion of due diligence, the execution of the definitive stock purchase agreement and certain other terms and conditions that must be met prior to closing.

About Care Concepts I:

Care Concepts I, Inc. through its subsidiary iBid America, Inc. showcases local and national business on its Internet website http://www.ibidusa.com. Products and services are featured in an auction format starting with an opening bid of about 30% percent of the retail value. Many of the auctions benefit local and national charitable organizations. All visitors to the website, whether registered to bid or not, can download and print discount offer coupons from local and national businesses. The Company's executive offices are located in Pompano Beach, Florida.

Forward-Looking Statements:

Statements about the Company's future expectations, including future revenues and earnings and all other statements in this press release, other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comment made within this press release; the Company will appropriately inform the public.

Contact:

     Care Concepts I Inc., Pompano Beach

     Steve Markley, 954-786-8458

     careconcepts1inc@aol.com